Exhibit 99.1

Emeren Group Announces CEO Transition, Formation of a Special Committee and Preliminary Q1 2025 Results

NORWALK, Conn., Mar 28, 2025 -- Emeren Group Ltd (“Emeren” or the “Company”) (www.emeren.com) (NYSE: SOL), a leading solar project developer, owner, and operator, today announced that Mr. Yumin Liu, Chief Executive Officer, will step down from his role effective April 30, 2025. The company’s Board of Directors has appointed Ms. Julia Xu, currently an independent director, as Interim CEO, effective May 1, 2025. Emeren has initiated a formal search for its next Chief Executive Officer and is considering both internal and external candidates.

CEO Transition

Mr. Liu has served as CEO for over five years, during which time he played a key role in advancing Emeren’s strategic focus on high-margin growth and capital-efficient development. He will remain with the company through the end of April to ensure a smooth transition.

“Mr. Liu’s leadership has been instrumental in shaping Emeren’s transformation into the developer of solar and energy storage projects,” said Mr. Himanshu H. Shah, Chairman of the Board. “We are grateful for his many contributions and leadership on operational discipline.”

Reflecting on his time at Emeren, Mr. Liu said, “It has been a tremendous honor to lead Emeren over our phase of evolution strengthening both our presence and deepening our operational capabilities. I’m particularly proud to have contributed to refining our strategic focus, including the execution of our Development Service Agreement (DSA) and IPP segments. I leave with full confidence in the leadership team, and the exceptional people across Emeren.”

Ms. Julia Xu will assume the role of Interim CEO on May 1. A member of Emeren’s Board of Directors, Ms. Xu brings deep experience in the financial markets and international business leadership. She is the Founder and Managing Director of Oravida, a New Zealand-based group focused on premium food branding and cross-border market strategy. Earlier in her career, she served as Chief Financial Officer of Emeren Group Ltd, and held senior financial roles at Deutsche Bank Hong Kong, Bankers Trust, and Lehman Brothers.

“The Board is confident in Julia’s ability to lead the company during this transition,” said Mr. Himanshu H. Shah, “She brings strong operational insight and familiarity with our strategic priorities.” “I’m honored to step into this interim role at a critical time for Emeren,” said Ms. Xu. “Our focus remains on disciplined execution across our solar and energy storage segments.”

Emeren also formed a special committee which includes its three independent directors Martin Bloom, Ramnath Iyer and Ramki Srinivasan to evaluate a going private proposal received on March 17, 2025.

Preliminary Q1 2025 Results

Emeren is also releasing preliminary financial results for the first quarter of 2025. Based on currently available information, the company expects:

•	Revenue of approximately $8.4m

•	Gross margin of approximately 32%

•	Non-GAAP operating loss of about $4 million

Emeren expects to report final Q1 2025 results around mid-May.

About Emeren Group Ltd

Emeren Group Ltd (NYSE: SOL), a renewable energy leader, showcases a comprehensive portfolio of solar projects and Independent Power Producer (IPP) assets, complemented by a significant global Battery Energy Storage System (BESS) capacity. Specializing in the entire solar project lifecycle — from development through construction to financing — we excel by leveraging local talent in each market, ensuring our sustainable energy solutions are at the forefront of efficiency and impact. Our commitment to enhancing solar power and energy storage underlines our dedication to innovation, excellence, and environmental responsibility. For more information, go to www.emeren.com.

For investor and media inquiries, please contact:

Emeren Group Ltd - Investor Relations

+1 (925) 425-7335

ir@emeren.com

The Blueshirt Group

Gary Dvorchak, CFA

+1 (323) 240-5796

gary@blueshirtgroup.co